Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2021, with respect to the consolidated financial statements of The Beachbody Company Group, LLC included in the Registration Statement (Form S-1) and related Prospectus of The Beachbody Company, Inc. for the registration of 243,320,841 shares of its common stock, 5,333,333 warrants to purchase shares of its common stock and 15,333,333 shares of its common stock underlying warrants.

/s/ Ernst & Young LLP

Los Angeles, California

July 23, 2021